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                                                                   Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Spyglass, Inc. that is made part of Amendment No. 2 to the Registration Statement (Form F-4) and related Prospectus of OpenTV Corp. for the registration of 13,853,741 of its ordinary shares and to the incorporation by reference therein of our report dated October 19, 1999, except for Note 14, as to which the date is November 4, 1999, with respect to the consolidated financial statements and schedule of Spyglass, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1999 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Chicago, Illinois

June 8, 2000